Exhibit 99.1

nerdy

Q1 | 2025 Earnings Release

Live + AI

Overall Proficiency
95%
Summary
Powered by AI
Bookmarks
12:43 Building
Bookmarked by AI
25:40 Screenshare
25:40 File uploaded
30:00 Answer
Transitive Verb + Direct Object
Varsity Tutors
Practice Problems
Mastered Concepts (9)
Basic Equations
Linear Equations & Inequalities
Systems of Equations
Quadratic Equations & Factoring
Exponents, Radicals, and Rational Expressions
View more (17)

First Quarter 2025 Key Results $47.6M REVENUE During the First Quarter of 2025 40.5K ACTIVE LEARNING MEMBERSHIPS As of March 31, 2025 $335 ARPM As of March 31, 2025; up 14% year-over-year $162.6M ANNUALIZED RUN-RATE Learning Membership Revenue as of March 31, 2025 $44.9M CASH ON OUR BALANCE SHEET AND NO DEBT As of March 31, 2025

Q1 Earnings Release 2025	2

A Note to

Our Shareholders

Dear Shareholders,

In the first quarter, we continued to execute against our goals to deliver product innovation and operational improvements that would enable a return to growth and profitability. Our investments in the quality of our revenue and focus on delivering enhancements to Learning Memberships are continuing to build momentum. Improvements to the onboarding experience and Learner-Expert matching process, and the launch of several new products are improving match quality and lifetime value through a more personalized offering.

Due to the increased value we continue to incorporate into our Learning Memberships we increased Consumer pricing during the quarter. When combined with the mix shift to higher frequency Learning Memberships, Average Revenue per Member per Month (“ARPM”) increased to $335, a 14% improvement on a year-over-year basis as of March 31, 2025. When coupled with improvements in new customer acquisition, monthly recurring Learning Membership revenue inflected positively on a year-over-year basis at the end of March – a clear indication that our quality-of-revenue strategy is taking hold.

During the first quarter, we implemented tutor incentives that are driving higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Following the adoption of the new Expert incentives, we are already seeing several positive leading indicators in the Learner-Expert relationship including: faster time to the first session, more sessions in the first 30 days, more sessions per active tutor, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business.

During the quarter, gross margins were lower year-over-year due to the temporary timing difference between the investments we’ve made in tutor incentives and the price increases enacted for new Consumer customers. As we move throughout the year and mix shift towards a higher proportion of new Consumer customers, we expect to deliver sequential quarterly improvements to gross margin.

Our recent streak of strong execution—combining product innovation with streamlined processes and systems sets us up to scale more efficiently and accelerate future growth.

Q1 Earnings Release 2025	3

Key product highlights include:

Live + AI™ – Human Expertise, Super-Charged by AI

For years, our proprietary AI has powered matching algorithms, adaptive assessments, content creation, and the operational workflows that keep our vertically integrated, quality-controlled marketplace operating. Now we’re turning those same engines outward – so Learners, families, and educators see the benefits in real time through Live + AI™, a unified experience rolling out across every audience we serve: families purchasing tutoring, K-12 districts licensing the platform for their students, Expert tutors on our marketplace, and classroom teachers in partner schools.

•	AI-Enhanced Tutoring – AI-powered Learner-Expert matching coupled with AI-enabled academic resources and learning tools keep learners consistently engaged and on track.

•	AI Session Insights & Video Playback – Automatic transcripts, key-moment bookmarks, and concise AI-generated summaries give families and educators actionable insights with instant video playback.

•

24/7 Academic Support – Instant live and AI-supported tutoring, essay reviews, and skill-building resources that seamlessly integrate into existing school workflows and educator practices, enhancing instructional effectiveness.

•	Immersive Live Classes for Academic Intervention and Test Prep – Expert-led sessions focused on core subjects like math and science, ACT/SAT prep, college and career readiness.

•	Tutor Copilot™ – AI assistant that shortens prep time, surfaces targeted resources, and auto-generates standards- aligned lesson plans and practice problems.

•	Adaptive Diagnostics & Study Plans – Data-driven assessments pinpoint skill gaps and generate personalized study plans to close them.

•	Real-Time Learning Analytics – Dashboards that flag skill gaps and recommend next steps for families, learners, and administrators.

Live + AI™ is grounded in a simple truth: technology is most powerful when it amplifies, not replaces, the human bond at the center of learning. By embedding AI tools directly into the learning experience, we’re giving students hands-on exposure to this transformative technology. This approach not only enhances their current studies but also equips them with the AI literacy that will be essential for their future success.

Q1 Earnings Release 2025	4

AI-Driven Summarization and Insights

During the first quarter, we introduced generative AI capabilities that turn each tutoring session into actionable insights for Learners, parents, and educators. Our platform automatically transcribes and summarizes every session, highlighting key concepts and areas of strength or weakness, and links directly to the relevant sections of the recorded video. AI- generated summaries are now provided for all sessions, providing links to key learning moments during each tutoring session (see below image). For Consumers, these insights help Learners track progress and give parents a clear view of their investment’s value. We broadly rolled out these improvements to all Consumer customers after seeing higher tutoring session utilization in our testing, along with a greater than 95% positive feedback rate among parents and students, and improved customer retention.

For Institutions, AI-generated session summaries are now available for all Varsity Tutors for Schools sessions allowing teachers and administrators to gain data-driven insights to refine instruction or interventions, while benefiting from transparent reporting and clearer visibility into program efficacy.

As we move throughout the year, we will deepen our AI capabilities for Institutions with dynamic exit ticket generation, and add advanced cohort-level analysis and analytics—aiding district leaders in identifying at-risk students earlier and allocating resources more effectively.

Q1 Earnings Release 2025	5

Next Generation AI Lesson Plan and Practice Problem Generators

During the first quarter, we released our next-generation AI Lesson Plan and Practice Problem Generators to create robust, customized, standards-aligned lesson content in seconds. These tools are now available to both Experts for tutoring and within our paid Institutional product to teachers. By automating lesson preparation, progress summaries, and individualized practice problems, our tools can free up a substantial amount of time each week for educators – advancing district priorities such as accelerating learning gains, improving student outcomes, and strengthening staff retention.

For Learners, our robust set of academic resources, including practice problem generator, 24/7 on-demand chat-based tutoring, essay editing and review, and 100+ live large group classes per week in enrichment, test prep, and academic subjects, empower students with additional support between live sessions.

Q1 Earnings Release 2025	6

Path to Profitability

We are executing on multiple levers in order to deliver on our path to profitability:

•

Product Innovation and Tutor Incentives – Enhanced onboarding, AI session summaries, tutor incentives, and higher session frequency Learning Memberships are improving retention rates in recent cohorts on a year-over-year basis.

•

Price Increases – As we move throughout the year and mix shift towards a higher proportion of new Consumer customers, we expect to deliver sequential quarterly improvements to gross margin, and end the year with ARPM above $370 on a consolidated basis.

•

Fixed Cost Reduction and AI-Enabled Leverage – We recently implemented several new software-driven processes and system implementations that when coupled with AI-enabled productivity improvements are delivering operating leverage improvements and enabled us to reduce headcount by approximately 16% at the end of the first quarter as compared to December 31, 2024. We believe that recent advances in AI provide us with the opportunity to drive further levels of productivity, including the agentification of key processes that will allow us to improve both the customer experience and operational consistency while also removing substantial costs.

We expect the combination of the above levers will lead to Learning Membership revenue returning to growth in the second quarter of 2025. As we move throughout the year, we expect to deliver sequential quarterly improvements in consolidated revenue growth rates and gross margin that we expect will culminate in becoming adjusted EBITDA and operating cash flow positive in the fourth quarter of 2025.

In Closing

Artificial intelligence is reshaping education, and its impact is greatest when paired with the empathy, encouragement, and accountability of skilled educators. By bringing our AI capabilities to the forefront through Live + AI™, we are elevating the learner experience, deepening customer engagement, and widening the competitive moat we have built over more than a decade. As 2025 unfolds, we will expand these capabilities, strengthen relationships across every audience we serve, and execute on our path to sustainable, profitable growth.

CHUCK COHN

Founder, Chairman & CEO

Q1 Earnings Release 2025	7

First Quarter Financial Highlights

•

Revenue Beat the Top End of Guidance Range – In the first quarter, Nerdy delivered revenue of $47.6 million, above the top end of our guidance range of $45 to $47 million, which represented a decrease of 11% year-over-year from $53.7 million during the same period in 2024. Consistent with expectations, revenue declined when compared to the prior year period primarily due to a lower number of Learning Memberships, as well as lower Institutional revenue. These impacts were partially offset by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives.

•

Consumer Learning Membership Momentum – Revenue recognized in the first quarter from Learning Memberships was $37.9 million and represented 80% of total Company revenue. As of March 31, 2025, there were 40.5 thousand Active Members and ARPM was $335, which represented an increase of 14% from $293 as of March 31, 2024. Monthly recurring Learning Membership revenue (at month end) inflected positively on a year-over-year basis in March giving us the confidence that Learning Membership revenue will return to growth in the second quarter of 2025.

•

Institutional Strategy – Institutional delivered revenue of $9.4 million and represented 19% of total Company revenue during the first quarter. Varsity Tutors for Schools executed 90 contracts, yielding $4.0 million of bookings. Our strategy to introduce school districts to the platform and ultimately convert them to our fee-based offerings continues to produce results by delivering 34% of paid contracts and 19% of total bookings value in the first quarter.

•

Gross Margin – Gross margin was 58.0% for the three months ended March 31, 2025, compared to a gross margin of 68.0% during the comparable period in 2024. The decrease in gross margin was primarily due to Expert incentives enacted during the fourth quarter of 2024 and higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Following the adoption of the new incentives, we are already seeing faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. We expect price increases for new Consumer customers enacted during the first quarter of 2025 will yield sequential quarterly improvements to gross margin as we move throughout the year.

•

Path to Profitability – During the first quarter, we reduced headcount by approximately 16% as compared to December 31, 2024. Headcount restructuring changes were primarily enabled by new software-driven processes and system implementations coupled with AI-enabled productivity and operating leverage improvements. We also moderated our investment in the Institutional business given near-term funding uncertainties.

•

Adjusted EBITDA Loss At Top End of Guidance Range – Net loss was $16.2 million in the first quarter versus a net loss of $12.0 million during the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $7.9 million for the first quarter of 2025 compared to non-GAAP adjusted net loss of $0.9 million in the first quarter of 2024. We reported a non-GAAP adjusted EBITDA loss of $6.4 million for the first quarter of 2025, at the top end our guidance of negative $6.0 million to negative $8.0 million. This compares to non-GAAP adjusted EBITDA of $24 thousand in the same period one year ago. Non-GAAP adjusted EBITDA performance relative to guidance was primarily driven by marketing efficiency improvements coupled with benefits from headcount restructuring and AI-enabled productivity and operating leverage improvements. These improvements were partially offset by lower gross margin due to Expert incentives and higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Compared to last year, non-GAAP adjusted EBITDA was lower primarily due to lower revenues and gross margin.

•	Liquidity and Capital Resources – With no debt and $44.9 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See page 15 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q1 Earnings Release 2025	8

Second Quarter and Full Year 2025 Outlook

Today, we are introducing second quarter guidance, increasing the low end of the revenue range for the full year, and reaffirming adjusted EBITDA guidance for the full year.

For the second quarter, we expect Consumer revenues will be positively impacted by improvements in new customer acquisition and higher ARPM due to the mix shift to higher frequency Learning Memberships coupled with price increases enacted in our Consumer business. We also expect improvements to the user experience and investments in tutor pay rates will drive continued retention improvements.

For the full year, we expect a return to growth in Consumer revenues as product innovation accelerates and operational improvement initiatives pull through leading to accelerating Consumer revenue growth rates each quarter throughout 2025. Institutional revenue reflects the flow through of lower 2024 bookings into the first half of 2025, coupled with a cautious federal and state level funding environment.

For the second quarter, we expect recent investments in tutor pay rates coupled with higher utilization in both our Consumer and Institutional businesses resulting in lower gross margin compared to the prior year. As we move throughout the year, we expect price increases for new Consumer customers enacted during the first quarter will yield sequential quarterly improvements to gross margin.

Full year non-GAAP adjusted EBITDA improvements reflect a return to Consumer revenue growth coupled with benefits from AI-enabled productivity and operating leverage improvements, partially offset by investments in tutor pay rates.

We expect to end the year with no debt and $35-40 million in cash, and believe we have ample liquidity to fund the business and pursue growth initiatives.

Revenue Guidance

•	For the second quarter of 2025, we expect revenue in a range of $45-48 million.

•	For the full year, we are increasing the low end of the revenue range by the first quarter outperformance to $191.5-200 million.

Adjusted EBITDA Guidance

•	For the second quarter of 2025, we expect adjusted EBITDA in a range of negative $3 million to negative $6 million.

•	For the full year, we are reaffirming adjusted EBITDA guidance in a range of negative $8 million to negative $18 million.

Q1 Earnings Release 2025	9

Financial Discussion

Revenue

Revenue for the three months ended March 31, 2025 was $47.6 million, a decrease of 11% from $53.7 million during the same period in 2024. Consistent with expectations, revenue declined when compared to the prior year period primarily due to a lower number of Learning Memberships, as well as lower Institutional revenue. These impacts were partially offset by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives.

Gross Profit and Gross Margin

Gross profit of $27.6 million for the three months ended March 31, 2025 decreased by $8.9 million or 24% compared to the same period in 2024. Gross margin was 58.0% and 68.0% for the three months ended March 31, 2025 and 2024, respectively.

The decrease in gross margin was primarily due to Expert incentives enacted during the fourth quarter of 2024 and higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Following the adoption of the new incentives, we are already seeing faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention. We expect price increases for new Consumer customers enacted during the first quarter of 2025 will yield sequential quarterly improvements to gross margin as we move throughout the year.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2025 on a GAAP basis were $15.8 million, a decrease of $1.6 million from $17.4 million in the same period in 2024. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the three months ended March 31, 2025 were $15.3 million, a decrease of $1.6 million compared to $16.9 million in the same period in 2024.

The decrease in sales and marketing expenses for the three months ended March 31, 2025 was driven by Consumer marketing efficiency gains coupled with the moderation of our investment in the Institutional business given near- term funding uncertainties. We believe a significant opportunity exists in the Institutional space and that the product enhancements we are making to the unified platform will drive growth in future periods.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product and development expenses intended to support innovation, and other operating expenses. Product and development costs were $10.7 million and $10.6 million during the three months ended March 31, 2025 and 2024, respectively. Product and development costs include compensation for employees on our product and engineering teams who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended March 31, 2025 on a GAAP basis were $28.4 million, a decrease of $3.6 million from $32.0 million in the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, general and administrative expenses for the three months ended March 31, 2025 were $20.7 million, a decrease of $0.7 million compared to $21.4 million in the same period in 2024.

Subscription offerings simplify both the sales process and the operating model needed to support customers. When combined with new software-driven processes and system implementations coupled with internal AI-enabled productivity improvements, headcount restructuring, and other cost reduction efforts, we have been able to generate operating efficiencies and remove significant costs from the business.

Q1 Earnings Release 2025	10

Net Loss, Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $16.2 million for the three months ended March 31, 2025 versus a net loss of $12.0 million in the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, non-GAAP adjusted net loss was $7.9 million for the three months ended March 31, 2025, compared to a non-GAAP adjusted net loss of $0.9 million in the same period in 2024.

Non-GAAP adjusted EBITDA loss was $6.4 million for the three months ended March 31, 2025, at the top end of our guidance of negative $6.0 million to negative $8.0 million, and compared to non-GAAP adjusted EBITDA of $24 thousand in the same period in 2024.

Non-GAAP adjusted EBITDA performance relative to guidance was primarily driven by marketing efficiency improvements coupled with benefits from headcount restructuring and AI-enabled productivity and operating leverage improvements. These improvements were partially offset by lower gross margin due to Expert incentives and higher utilization of tutoring sessions across both our Consumer and Institutional businesses. Compared to last year, non-GAAP adjusted EBITDA was lower primarily due to lower revenues and gross margin.

See page 15 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of March 31, 2025, the Company’s principal sources of liquidity were cash and cash equivalents of $44.9 million. We believe our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Thursday, May 8, 2025 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 198672.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/ investors.

A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until May 15, 2025 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 534129.

Contact Investor Relations investors@nerdy.com

Q1 Earnings Release 2025	11

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$47,595	$53,727
Cost of revenue	19,984	17,212

Gross Profit	27,611	36,515
Sales and marketing expenses	15,785	17,392
General and administrative expenses	28,411	31,976

Operating Loss	(16,585)	(12,853)
Interest income	(462)	(886)
Other expense, net	—	25

Loss before Income Taxes	(16,123)	(11,992)
Income tax expense	28	23

Net Loss	(16,151)	(12,015)
Net loss attributable to noncontrolling interests	(5,655)	(4,569)

Net Loss Attributable to Class A Common Stockholders	$(10,496)	$(7,446)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.09)	$(0.07)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	118,456	107,951

REVENUE (Unaudited)

(in thousands)

	Three Months Ended March 31,				Change
	2025	%	2024	%	$	%
Consumer	$38,013	80%	$41,602	77%	$(3,589)	(9)%
Institutional	9,380	19%	11,887	22%	(2,507)	(21)%
Other	202	1%	238	1%	(36)	(15)%

Revenue	$47,595	100%	$53,727	100%	$(6,132)	(11)%

Q1 Earnings Release 2025	12

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$44,922	$52,541
Accounts receivable, net	6,351	7,335
Other current assets	4,791	4,838

Total Current Assets	56,064	64,714
Fixed assets, net	16,731	17,148
Goodwill	5,717	5,717
Intangible assets, net	2,316	2,430
Other assets	2,204	2,498

Total Assets	$83,032	$92,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,215	$2,555
Deferred revenue	13,366	15,263
Other current liabilities	9,796	10,509

Total Current Liabilities	27,377	28,327
Other liabilities	2,783	3,067

Total Liabilities	30,160	31,394
Stockholders’ Equity
Class A common stock	12	12
Class B common stock	6	6
Additional paid-in capital	602,667	597,308
Accumulated deficit	(568,362)	(557,866)
Accumulated other comprehensive income	44	19

Total Stockholders’ Equity Excluding Noncontrolling Interests	34,367	39,479
Noncontrolling interests	18,505	21,634

Total Stockholders’ Equity	52,872	61,113

Total Liabilities and Stockholders’ Equity	$83,032	$92,507

Q1 Earnings Release 2025	13

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash Flows From Operating Activities
Net Loss	$(16,151)	$(12,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	1,833	1,638
Amortization of intangibles	152	152
Non-cash stock-based compensation expense	7,588	11,112
Other	69	—
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	984	5,766
Decrease (increase) in other current assets	47	(597)
Decrease in other assets	294	546
Increase in accounts payable	1,632	1,862
Decrease in deferred revenue	(2,102)	(4,180)
(Decrease) increase in other current liabilities	(405)	305
Decrease in other liabilities	(385)	(236)

Net Cash (Used in) Provided by Operating Activities	(6,444)	4,353
Cash Flows From Investing Activities
Capital expenditures	(1,175)	(2,221)

Net Cash Used In Investing Activities	(1,175)	(2,221)
Cash Flows From Financing Activities

Net Cash Used In Financing Activities	—	—
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	—	4

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(7,619)	2,136
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	52,673	75,140

Cash, Cash Equivalents, and Restricted Cash, End of Period	$45,054	$77,276

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$285	$486
Purchase of fixed assets included in accounts payable	—	35

Q1 Earnings Release 2025	14

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSES (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Sales and marketing expenses	$15,785	$17,392
Less:
Non-cash stock-based compensation expense	344	535
Restructuring costs	193	—

Non-GAAP sales and marketing expenses	$15,248	$16,857

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
General and administrative expenses	$28,411	$31,976
Less:
Non-cash stock-based compensation expense	7,244	10,577
Restructuring costs	455	—

Non-GAAP general and administrative expenses	$20,712	$21,399

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Net Loss	$(16,151)	$(12,015)
Add:
Interest income	(462)	(886)
Income taxes	28	23
Depreciation and amortization	1,985	1,790
Non-cash stock-based compensation expense	7,588	11,112
Restructuring costs	648	—

Adjusted EBITDA (Loss)	$(6,364)	$24

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET LOSS (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Net Loss	$(16,151)	$(12,015)
Add:
Non-cash stock-based compensation expense	7,588	11,112
Restructuring costs	648	—

Adjusted Net Loss	$(7,915)	$(903)

Q1 Earnings Release 2025	15

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

March 31, 2025
Class A Common Stock	119,356
Combined Interests that can be converted into shares of Class A Common Stock	64,395

Total outstanding share count	183,751

Q1 Earnings Release 2025	16

We monitor the following key operating metrics, among others, to evaluate the performance of our business.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude our Institutional business. Our Active Member count as of March 31, 2025 was lower when compared to March 31, 2024 due to lower retention in older customer cohorts that included a higher proportion of lower frequency Learning Memberships.

ARPM is defined as the average Consumer Learning Membership subscription revenue per member per month as of the date presented. Variations in ARPM are primarily due to changes in the mix of Learning Memberships sold and pricing changes. We believe ARPM is a key indicator of the value we provide to our customers. ARPM excludes our Institutional business. ARPM as of March 31, 2025 was higher when compared to March 31, 2024 due to the mix shift to higher frequency Learning Memberships coupled with price increases enacted during the first quarter of 2025.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. Active Experts include our Institutional business. Our Active Expert count during the three months ended March 31, 2025 when compared to the prior year period decreased primarily due to lower Consumer Active Experts as a result of our Expert incentives, which have allowed us to further utilize the highest quality Experts by encouraging them to work with more Learners and develop deeper relationships that allow for increased revenue-generating opportunities.

KEY OPERATING METRICS

Active Members in thousands	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Active Members	40.5	37.5	39.7	35.5	46.1	40.7
YoY change	(12)%	(8)%	1%	15%	40%	101%

ARPM in ones	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
ARPM	$335	$302	$302	$281	$293	$309
YoY change	14%	(2)%	(13)%	(20)%	(19)%	(14)%

	Three Months Ended March 31,		Change
Active Experts in thousands	2025	2024	%
Active Experts	10.8	12.3	(12)%

Q1 Earnings Release 2025	17

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs.

Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses and restructuring costs.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock- based compensation expenses and restructuring costs.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses and restructuring costs.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period as calculated using the treasury stock and “if-converted” methods, as applicable.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

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Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage gross margin and operating leverage; the growth of our Institutional business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2025 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2025, as well as other filings that we may make from time to time with the SEC.

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